EXHIBIT 99.2

CONFERENCE CALL SCRIPT – Final
Third Quarter 2004
Thursday, November 4, 2004, 11:00 a.m. EST

Conference Host: Denise – Citizens Conferencing

1. WELCOME (Jack O’Connell)

Thank you, Denise, and good morning, everybody. Welcome to the Seabulk International third quarter earnings conference call. I know this is a busy morning for you, and I appreciate your tuning in. With me today are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, Vice President of Finance and Controller.

Our format is as follows: Gerhard will give a brief overview of operating results in the quarter and nine months ended September 30, which are detailed for you in the press release we issued this morning. He will also discuss the outlook for the quarter ahead as well as certain ongoing strategic initiatives designed to enhance shareholder value. Vince will provide a more detailed review of the numbers and key financial statistics for the quarter just ended, and then we will take your questions.

But first I must make the usual caveat about forward-looking statements, which we will no doubt make in the course of today’s call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.

2. STRATEGIC AND OPERATIONAL OVERVIEW (Gerhard Kurz) – 10 minutes

Thank you, Jack, and welcome, everybody. I want to start out by reviewing our results for the quarter just ended and the first nine months of 2004. As reported, we had net income of $6.8 million or $0.29 per diluted share for the quarter ended September 30. For the nine months ended September 30, we had net income of $15.2 million or $0.64 per share. This is our best quarterly and nine-month performance since I became CEO four years ago.

Equally encouraging are our revenue numbers. In the quarter just ended we had the highest revenue in three years at $89 million – up 12% from a year ago and 2% from this year’s second quarter. The revenue gain in both cases was driven mainly by Seabulk Tankers, although we had good increases in our Towing division as well.

Growing the top line helps grow the bottom line, and operating income in the quarter just ended, at $16.8 million, was up 77% from a year ago and 38% from the second quarter. Also contributing to the bottom line gain were strong cost-control efforts across the Company.

Let’s review some of the highlights in the quarter just ended:

•	First, we broke even in the Gulf of Mexico, where revenue grew for the third consecutive quarter, and expenses were sharply reduced

•	Second, we had record results in our Tanker business, which is benefiting from a strong rate environment both domestically and internationally

•	Third, operating expenses were reduced compared to the second quarter, and

•	Fourth, the impact of four hurricanes in Florida and the Gulf of Mexico was, as previously announced, negligible.

I should also note that the tax bill signed into law by President Bush last month, the American Jobs Creation Act of 2004, will not have a material impact on Seabulk’s tax rate since we have large net operating loss carry-forwards.

Let’s now look at each of our lines of business, beginning with the biggest – Seabulk Offshore – which operates 111 vessels worldwide. As reported, Seabulk Offshore had revenue of $40.7 million in the quarter or 45% of total Company revenue, and operating income of $4.9 million or 25% of total Company operating income.

The big story here is the slow strengthening of the Gulf of Mexico market, where utilization of our supply boat fleet grew to 68% from 52% in the second quarter. While there has not been a comparable increase in day rates, we have seen – on the crewboat side – increases in both utilization and day rates. On the international side, average day rates for our anchor-handling and supply boat fleet in West Africa, our biggest market, were virtually unchanged from both the previous quarter and the year-ago period, holding in the $7,300 per day range.

Last month we took delivery of the Seabulk Brasil, the first of two UT-755L Platform Supply Vessels for the Brazilian market, which has entered service at an attractive rate. The second Brazilian vessel is scheduled for delivery in the first quarter of 2005. We also just last week signed contracts with the Labroy shipyard for the construction of four new AHTSs for our international fleet, with options for four more. These multi-functional, 7,000-horsepower vessels are scheduled for delivery at two-month intervals beginning in February 2006 and will work in West Africa and Southeast Asia. They bring to 15 the number of newbuilds we have ordered over the last two years for our international offshore fleet, seven of which have already been delivered. Labroy, incidentally, is currently building two other vessels for us – the 8,000-horsepower AHT Seabulk Angola, scheduled for delivery in the first quarter of 2005, and the 8,000-horsepower AHTS Seabulk Luanda, scheduled for delivery in the second quarter of 2005.

Our second biggest business, Seabulk Tankers, had revenue of $38.1 million or 43% of total Company revenue in the quarter. Operating income of $12.3 million accounted for 62% of total operating income. The revenue number is up 36% from a year ago, when the Company had ten tankers, compared to twelve today, and freight rates were lower. Similarly, operating income in the third quarter was up 61% from a year ago. There were two drydockings in both the 2004 and 2003 third quarters. No tanker drydockings are scheduled for the current quarter, and this should further boost both revenue and operating income. We recently extended the time charter on one of our Jones Act tankers for an additional two years at a higher rate.

Our third business, Seabulk Towing, had revenue of $10.7 million in the third quarter or 12% of total Company revenue. Operating income of $2.6 million also represented 12% of total Company operating income. Towing is having a very good year as traffic has increased in a number of ports.

In summary, we had a very good quarter with strong top-line growth, effective control of expenses, and encouraging indications of a recovery in the Gulf of Mexico. Given growing energy demand, high commodity prices and persistent supply concerns, we anticipate increased investment in exploration and production activities worldwide, and this should benefit our offshore fleet going forward. On the tanker side, we anticipate further revenue and income growth in the fourth quarter as a result of high freight rates and zero scheduled drydockings. In towing, we see a continuation of its year-to-date strong results. Our forecast for the current quarter, therefore, remains unchanged: We expect results to equal or exceed what we did in the third quarter. That would mean earnings of close to $1.00 per share for the full year.

I will now turn the proceedings over to Vince, who will review some of the key financial statistics with you.

3. FINANCIAL OVERVIEW (Vince deSostoa) – 10 minutes

Q3
Thank you Gerhard & Jack
Let’s begin by reviewing our quarterly performance, then move to a comparison of Q3/04 with Q2/04.

Seabulk International reported net income for the three months ended September 30, 2004 of $6.8 million or $0.29 per fully diluted share on revenue of $89.4 million. Included in the quarter’s results was a gain of approximately $0.4 million or $0.02 per diluted share on the sale of three offshore vessels. In the year-earlier period, the Company had a net loss of $1.9 million or $(0.08) per fully diluted share on revenue of $79.7 million. The year-earlier results included a gain of approximately $0.2 million or $0.01 per diluted share on the sale of vessels and a charge of $1.7 mm or $0.07 per diluted share related to the early extinguishment of debt. For the immediately preceding quarter Seabulk reported net income of $2.7 mm or $0.12 per diluted share on revenue of $87.2 mm.

Now let’s review comparative operating statistics from our divisions.

•	The Company revenue increased from $87.2 million in Q2/04 to $89.4 million with gains in our tanker and towing divisions in Q3/04 as follows:

	Q2/04	Q3/04

Tankers Towing Offshore	$36.4 mm $9.8mm $41.2 mm	$38.1 mm $10.7 mm $40.7 mm

Our domestic offshore operation increased as a result of higher utilization and increases in crewboat rates in the Gulf.

	Q2/04	Q3/04

	$8.5 mm	$9.9 mm

	Q2/04	Q3/04

West Africa	$21.7 mm	$20.6 mm

Down as a result of utilization and rates

Middle East $7.4 mm	$6.6 mm
Down as a result of utilization.
Southeast Asia $3.5 mm	$3.6
Tankers
Doublehull $18.4 mm	$18.9 mm
Single Hull $14.0 mm	$15.6 mm
Foreign Flag
$4.1 mm	$3.5 mm
Average TCE Domestic (in 000s)
Q2/04	Q3/04

$33.4/day	$33.9/day
Average TCE Foreign Flag (in 000s)
$19.5/day	$20.1/day

Forward Bookings continue to look strong

Operating Income in Q2/04 $12.5 mm and Q3/04 $16.8 mm.

Operating Expenses

	2Q04	3Q04	Change
Operating Expenses:			$		%
Crewing Expenses	$21,697	$22,066		$369	2%
Charter Hire	3,944	3,199		(745)	(19)%
M&R	7,974	5,943		(2,031)	(25)%	(a)
Insurance	3,704	2,929		(775)	(21)%	(b)
Fuel/consumable & supplies	7,795	7,373		(422)	(5)%
Port charges & Misc – other	5,080	5,451		371	7( %)

	$50,194	$46,961		$(3,233)

Operating expenses declined from $50,194 mm to $46,961 mm a decrease of ($3,233) as a result of strong cost control

Notes: Explain variances from above

M&R Repairs were carried out more in Q2/04 in West Africa (i.e. 47K engine maint. on Cygnet II and Raven and $17k for deck maintenance on Rooster). There were propulsion machinery repairs ($24k) in June 04 for West Africa. Deck maintenance in July was $102k less than June 04 for West Africa.

Insurance – Increase in Q2/04 due to higher P&I employee deductible expenses of $348k in West Africa.

Charter Hire – September towing charter hire was $174k more than August due to an increase in traffic in Port Arthur, Tampa Bay, and Mobile Bay.

Net Income before Corporate G&A

	Q2/04	Q3/04

Offshore	$(964)		$597
Tankers	$6,011	$7,365
Towing	$2,416		$4,206
Capital Expenditures

	Q2	Q3

Vessel Acq/	$12,286	$8,941
Newbuilds
Drydocks	$5,846	$7,643

Future 04 Commitments

Vessel Acq/	$20,090
Newbuilds
Drydocks	$4,987

Drydock Days– are counted from the day of entry in the dock and allocated to the quarter on the day of entry.

	Q2/04	Q3	Q4/04 (Est)

	460	190	249
USG	35	17	37
WAF	158	79	159
ME/SEA	103	0	43
Tankers	29	43	0
Towing	135	51	10
Cost	$13.0 mm	$19.0 mm	$23.1 mm

Sale of 3 vessels surplus to operations
Gain on sale $0.4 mm EBITDA	Q2/04	Q3/04

Total	$27,688	$33,067
Restricted Group	$18,350	$23,575

Cash Position as of 11/3/04 (cash & cash equivalent)

Unrestricted Doublehull	$16.6 mm $42.6 mm

Now turn over to questions.